FIRST AMENDED MERGER, ACQUISITION AND FINANCING AGREEMENT VIA STOCK EXCHANGE

This First Amended Merger, Acquisition and Financing Agreement via Stock Exchange (this "Agreement") is made and effective as of January 30, 2013 (the "Effective Date"), between Energy Worx, Inc., a Texas corporation with a mailing address of 2963 Ruger Drive, Royse City, Texas 75189, and its shareholders, officers, affiliates and assigns (collectively referred to herein as "EW"), Trinergy Global, Inc., a Delaware corporation with a resident agent located at 113 Barksdale Professional Center in Newark, Delaware 19711-3258 and doing business at 4000 MacArthur Blvd, 9th Floor, Newport Beach, CA 92660, and its affiliates and assigns ("Trinergy"), and the "Trinergy Share Recipients" defined below, collectively referred to as the "Parties." This Agreement supersedes the original agreement between the Parties dated January 11, 2013 (the "Original Agreement") except that any representation or warranty set forth in the Original Agreement remains in full force and effect from the date of the Original Agreement to this Agreement.

WITNESSETH

WHEREAS, the Parties have determined that the transaction contemplated by this Agreement would be advantageous and beneficial to their respective companies and shareholders.

WHEREAS, the parties hereto desire to consummate the transactions contemplated herein, pursuant to which EW will convey to Trinergy title to all 500,000 shares of authorized, issued and outstanding common stock of EW. EW represents and warrants that there are no additional shares authorized, issued or outstanding over and above the 500,000 shares subject to this Agreement. Unless otherwise stated, the EW stock being conveyed is collectively referred to as the "EW Shares".

WHEREAS, in consideration of the assumption of the EW Shares, Trinergy shall convey to EW's shareholders title to 500,000 shares of common stock restricted under the rules promulgated by the Securities Act of 1933 and restricted from transfer and/or conveyance, as follows:

(a)	Jeffery Hughes	125,000 shares
(b)	Coley Wood	125,000 shares
(c)	Nick Woodall	125,000 shares
(d)	Tony Beilman	125,000 shares

Unless otherwise stated, the above-referenced shares are collectively referred to herein as the "Trinergy Shares" and the individuals receiving the Trinergy Shares are collectively referred to as the "Trinergy Share Recipients." Under the terms of this Agreement, Trinergy shall exercise its best efforts in conjunction with EW and the Trinergy Share Recipients in conducting a seller's stock offering of the Trinergy Shares at $10.00/share after Trinergy's registration of the Trinergy Shares under its Form S-1 Registration Statement.

WHEREAS, the parties hereto agree that the valuation of the EW Shares and Trinergy Shares are based upon projected valuation of the Trinergy Shares, and the projected earnings and actual asset base of EW and its assigns and affiliates.

WHEREAS, for United States federal income tax purposes, the transactions contemplated hereby are intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (together with all rules and regulations issued thereunder (the "Code") and this Agreement is intended to be adopted as a plan of reorganization for purposes of Section 368 of the Code.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

(a) "Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

(b) "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

(c) "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

(d) "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

(e) "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

(f) "Transaction Documents" means any ancillary contracts, agreements or other documents that are to be entered into in connection with the transactions contemplated hereby, including but not limited to Appendix A and Appendix B, attached herein.

ARTICLE II

EXCHANGE OF STOCK

SECTION 2.1. Subject to the terms and conditions of this Agreement, at the Closing, EW agrees to transfer to Trinergy the EW Shares, and in turn, Trinergy agrees to transfer to the Trinergy Share Recipients the Trinergy Shares.

SECTION 2.2. THE CLOSING.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as promptly as possible but no later than the fifth (5th) business day following the day the last of the conditions set forth in Article V shall have been fulfilled or waived (other than those that this Agreement contemplates will be satisfied at or immediately prior to the Closing), but no later than January 31, 2013, unless mutually agreed upon by the Parties(the "Closing Date").

(b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following transactions at the Closing:

(i) EW shall assign and transfer to Trinergy, by physically delivering to Trinergy (originally by electronic transmission by the Closing Date and then subsequently by FedEx or similar courier), four (4) stock certificates titled to the Trinergy Share Recipients representing, in the totality, the EW Shares, accompanied by duly executed stock powers (with a medallion guaranty, if required by Trinergy's transfer agent) sufficient to validly transfer the EW Shares to Trinergy or its nominee, and an Assignment Separate from Stock Certificate along with the proper endorsement of transfer on the separate stock certificates;

(ii) Trinergy shall assign and transfer to EW, by physically delivering to the Trinergy Share Recipients (originally by electronic transmission by the Closing Date and then subsequently by FedEx or similar courier to Counsel for EW, D. Clay McCollor, JD, MBA8505 Technology Forest Place, Suite 901 The Woodlands, Texas 77381), four (4) stock certificates to each of the Trinergy Share Recipients representing the Trinergy Shares with an agreed upon par value of $10.00/share being sold, duly endorsed or accompanied by duly executed stock powers (with a medallion guaranty, if required by EW's transfer agent) sufficient to validly transfer the Trinergy Shares to EW or its nominee; and

(iii) Following the Closing Date and full performance of the stock conveyances in subsections (i) and (ii), above, EW and Trinergy shall execute a mutually agreeable Parent-Subsidiary Agreement whereby Trinergy and EW agree to a funding relationship between parent (being Trinergy) and subsidiary (being EW). The Parties agree that during such time Trinergy maintains a funding relationship with EW, which is defined as an agreement whereby EW is financed by Trinergy, in whole or in part, through private or public capital raising efforts, EW shall not authorize additional shares of common stock and shall represent and warrant that the EW Shares constitute all authorized, issued and outstanding shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EW AND THE TRINERGY SHARE RECIPIENTS

EW and the Trinergy Share Recipients individually and collectively representand warrant to Trinergy that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 3.1. POWER AND AUTHORITY. EW is a corporation duly incorporated , validly existing and in good standing under the laws of the State of Texas. The Trinergy Share Recipients and EW have all requisite capacity, power and authority to execute, deliver and perform this Agreement on their respective behalves. No other corporate action on the part of EW or individual action by the Trinergy Share Recipients is necessary to authorize the execution and delivery by EW or the Trinergy Share Recipients of this Agreement or the consummation by it of the Contemplated Transactions (as defined below) other than issuing the EW Shares to the Trinergy Share Recipients and then conveying the EW Shares to Trinergy, pursuant to the terms of this Agreement. This Agreement has been duly executed and delivered and, upon execution by Trinergy, will constitute a valid and legally binding obligation of EW and the Trinergy Share Recipients, enforceable against EW and the Trinergy Share Recipients in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 3.2. OWNERSHIP; TRANSFERABILITY. At the time of closing, the Trinergy Share Recipients will be the legal and beneficial owner of the EW Shares, free and clear of any Encumbrance or restriction on transfer, other than restrictions under the Act, or restrictions reflected in a legend on the certificates representing the EW Shares.

SECTION 3.3. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by EW or the Trinergy Share Recipients, nor the consummation by EW or the Trinergy Share Recipients of any transaction related hereto, including the transfer, sale and delivery of the EW Shares will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of EW.

SECTION 3.4. NO CONFLICTS. The execution and delivery by EW and the Trinergy Share Recipients of this Agreement and the Transaction Documents to which it is or will become a party do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party (the "Contemplated Transactions") shall not, assuming the consents, approvals, filings or actions described in Section 3.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of EW, which shall be produced prior to Closing Date, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which EW or the Trinergy Share Recipients is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to EW or the Trinergy Share Recipients or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the EW Shares being conveyed by the Trinergy Share Recipients to Trinergy.

SECTION 3.5. PURCHASE ENTIRELY FOR OWN ACCOUNT.

(a) The Trinergy Shares to be received by the Trinergy Share Recipients will be acquired for investment for the Trinergy Share Recipients' own respective accounts, and not with a view to the resale or distribution of any part thereof until such time the Trinergy Shares held by the Trinergy Share Recipients are registered and subsequently freely trading under the rules promulgated under the Act.

(b) The Trinergy Share Recipients have no present intention of selling, granting any participation in, or otherwise distributing the Trinergy Shares, except, in the case of (a) and (b) of this Section 3.5, as permitted by the Act.

(c) The Trinergy Share Recipients are "accredited investors" under Rule 501(a) promulgated under the Act.

SECTION 3.6. CLASSIFICATION OF TRINERGY SHARES. The Trinergy Share Recipients understand that the Trinergy Shares being conveyed on the Closing Date shall be characterized as "restricted securities" under the US Federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances, such as but not limited to the registration of the Trinergy Shares in a Form S-1 Registration Statement under the Act. The Trinergy Share Recipients further agree that in addition to the restrictions under the US Federal securities laws, Trinergy retains certain rights associated with acquisition of the Trinergy Shares consistent with an Option Agreement between Trinergy and the Trinergy Share Recipients, attached hereto as Appendix B.

SECTION 3.7. LEGENDS. It is understood that the certificate(s) evidencing the Trinergy Shares shall bear a legend substantially in the form below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO RESTRICTED SUBJECT TO AN OPTION AGREEMENT WHEREBY TRINERGY HOLDS AN EXCLUSIVE RIGHT TO PURCHASE THE SHARES BETWEEN DECEMBER 1, 2013 AND JULY 15, 2014 SUBJECT TO THE TERMS AND CONDITIONS STATED THEREIN.

SECTION 3.8. BROKERS, ETC. Neither EW nor the Trinergy Share Recipients are obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement (other than any fees or commissions that are solely for the account of EW).

SECTION 3.9. WAIVER AND RELEASE. EW and the Trinergy Share Recipients agree to waive and release any right to the Trinergy Shares, as such right has been assigned for valuable consideration to the Trinergy Share Recipients.

SECTION 3.10. PIGGYBACK REGISTRATION. If Trinergy proposes to register (including for this purpose a registration effected by Trinergy for holders of Trinergy stock other than the Trinergy Shares held by the Trinergy Share Recipients) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is common stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Trinergy Shares), Trinergy shall, at such time, promptly give the Trinergy Share Recipients written notice of such registration. Upon the written request of the Trinergy Share Recipients given within 20 days after mailing of such notice, Trinergy shall cause to be registered under the Securities Act all of the Trinergy Shares that the Trinergy Share Recipients have requested to be registered.

SECTION 3.11. MAINTAINING STATUS QUO. EW represents, warrants and agrees that from the Effective Date of this Agreement until the conveyance of the EW Shares to Trinergy under this Agreement, EW will not dispose of, encumber, modify or alter any tangible or intangible assets of the company, including but not limited to, (a) making capital expenditures to members/shareholders or their respective affiliates, assigns or beneficiaries, (b) withdrawing cash, securities or other funds on deposit with EW (other than for payroll of employees who are not members/shareholders), or (c) taking any other action not in the ordinary course of business without the written consent of Trinergy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRINERGY

Trinergy represents and warrants to EW that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 4.1. POWER AND AUTHORITY. Trinergy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Trinergy has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other corporate action on the part of Trinergy is necessary to authorize the execution and delivery by Trinergy of this Agreement or the consummation by it of the Contemplated Transactions (as defined below). This Agreement has been duly executed and delivered and, upon execution by EW and the Trinergy Share Recipients, will constitute a valid and legally binding obligation of Trinergy, enforceable against Trinergy in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 4.2. OWNERSHIP; TRANSFERABILITY. Trinergy is the legal and beneficial owner of the Trinergy Shares, free and clear of any Encumbrance or restriction on transfer (and shall remain free and clear until the Closing), other than restrictions under the Act, or restrictions reflected in a legend on the certificates representing the Trinergy Shares.

SECTION 4.3. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by Trinergy, nor the consummation by Trinergy of any transaction related hereto, including the transfer, sale and delivery of the Trinergy Shares will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of Trinergy.

SECTION 4.4. NO CONFLICTS. The execution and delivery by Trinergy of this Agreement and the Transaction Documents to which it is or will become a party do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party (the "Contemplated Transactions") shall not, assuming the consents, approvals, filings or actions described in Section 4.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Trinergy, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Trinergy is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to Trinergy or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the Trinergy Shares being conveyed by Trinergy to the Trinergy Share Recipients.

SECTION 4.5. PURCHASE ENTIRELY FOR OWN ACCOUNT.

(a) The EW Shares to be received by Trinergy will be acquired for investment for Trinergy's own account, and not with a view to the resale or distribution of any part thereof.

(b) Trinergy has no present intention of selling, granting any participation in, or otherwise distributing the EW Shares, except, in the case of (a) and (b) of this Section 3.5, as permitted by the Act.

(c) Trinergy is an "accredited investor" under Rule 501(a) promulgated under the Act.

SECTION 4.6. BROKERS, ETC. Trinergy is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement (other than any fees or commissions that are solely for the account of Trinergy).

SECTION 4.7. LEGENDS. It is understood that the certificate(s) evidencing the Trinergy Shares shall bear a legend substantially in the form below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.

ARTICLE V

CONDITIONS PRECEDENT; RELATED COVENANTS

SECTION 5.1. CLOSING EFFORTS. Each of the parties hereto shall use its commercially reasonable efforts ("Reasonable Efforts") to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the transaction are satisfied.

SECTION 5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF TRINERGY. The obligations of Trinergy to convey the Trinergy Shares and accept the EW Shares at the Closing and upon satisfaction of the conditions precedent for future releases are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of Trinergy set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Trinergy set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Furthermore, the obligations of Trinergy hereunder are conditioned upon full and final execution of the Financing Agreement set forth in Article II, Section 2.2(iii), above.

SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF EW. The obligations of EW and the Trinergy Share Recipients to convey the EW Shares and accept the Trinergy Shares at the Closing and upon satisfaction of the conditions precedent for future releases are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of EW and the Trinergy Share Recipients set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of EW and the Trinergy Share Recipients set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Furthermore, the obligations of EW and the Trinergy Share Recipients hereunder are conditioned upon full and final execution of the Financing Agreement set forth in Article II, Section 2.2(iii), above.

ARTICLE VI

TERMINATION

SECTION 6.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of each party hereto.

SECTION 6.2. TERMINATION BY EITHER EW, THE TRINERGY SHARE RECIPIENTS OR TRINERGY. This Agreement may be terminated (upon written notice from the terminating party hereto to the other party hereto) and the transactions contemplated hereby may be abandoned by action of any party hereto, if (a) the Closing shall not have occurred on or prior to January 31, 2013, or (b) any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and non-appealable.

SECTION 6.3. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article VI hereof, no party hereto or, its directors or officers or other controlling persons shall have any liability or further obligation to any other party hereto pursuant to this Agreement, except that Article VII hereof shall survive termination of this Agreement and nothing herein will relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VII

GENERAL PROVISIONS; OTHER AGREEMENTS

SECTION 7.1. PRESS RELEASES. Other than any required filings under the Federal securities laws, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Agreement, nor the nature of the transaction contemplated by this Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the Parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under the Federal securities laws to be made in a filing with the Securities and Exchange Commission), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the parties.

SECTION 7.2. TAX-FREE TRANSACTION. From and after the date of this Agreement, EW, the Trinergy Share Recipients and Trinergy shall use all reasonable efforts to cause the transactions contemplated hereby to qualify, and shall not knowingly take any actions or permit any actions to be taken that could reasonably be expected to prevent said transactions from qualifying as a "reorganization" under Section 368(a) of the Code for the benefit of Trinergy. This Agreement shall be, and hereby is, adopted by Trinergy as a plan of reorganization for purposes of Section 368 of the Code.

SECTION 7.3. EXPENSES. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses pursuant to Appendix A.

SECTION 7.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

SECTION 7.5. HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

SECTION 7.6. ENTIRE AGREEMENT. This Agreement, and Appendix A and Appendix B, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

SECTION 7.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

SECTION 7.8. AMENDMENT. Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

SECTION 7.9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

By: /s/ Coley Wood
Coley Wood
Authorized Officer

/s/ Jeffery Hughes
Jeffery Hughes
Trinergy Share Recipient

/s/ Coley Wood
Coley Wood
Trinergy Share Recipient

/s/ Nick Woodall
Nick Woodall
Trinergy Share Recipient

/s/ Tony Beilman
Tony Beilman
Trinergy Share Recipient

TRINERGY GLOBAL, INC.

By: /s/D.G. Brunton
D.G. Brunton
Authorized Director of the Board

By: /s/Amy Roy-Haeger
Amy Roy-Haeger
Authorized Director of the Board

DATE: 01/30/13

APPENDIX A

For the purposes of this Agreement and all covenants herein, it is the intention of the Parties that following the Closing Date of this Agreement, Energy Worx, Inc., a Texas corporation ("EW") shall be provided with the capitalization required, on the basis of an approved budget under a Parent-Subsidiary Agreement, from Trinergy, Inc. ("TRIN"), a public reporting company currently marshaling strategic relationships in preparation for its Form S-1 Registration under the Act and seeking FINRA application for ticker and acceptance on the NASDAQ. This Appendix A shall be considered fully integrated with the Merger, Acquisition and Financing via Stock Exchange Agreement (the "Stock Swap Agreement").

1. STOCK SWAP SCHEDULE

  Stock Swap Agreement approved at meetings of the Board of Directors of the two parties.
  Parties conclude Stock Swap Agreement.
  EW converts from a limited liability company to corporation.
  EW issues shares to the Trinergy Share Recipients for purposes of engaging in swap.
  TRIN Shareholders' Meeting to approve Stock Swap Agreement.
  Effective date of stock swap ratified by unaudited or audited financials.
  TRIN conveys the Trinergy Shares to the Trinergy Share Recipients pursuant to Stock Swap Agreement.
  The Trinergy Share Recipients convey the EW Shares to TRIN pursuant to Stock Swap Agreement.
  Stock certificates are issued.

2. STOCK SWAP DETAILS
  Method > TRIN and EW will conduct a stock swap as a result of which EW will become a wholly-owned subsidiary of TRIN and TRIN will become the full parent company.
  Stock exchange ratio >
Company	TRINERGY Inc. (Full parent company)	EW (Wholly-owned subsidiary)
Exchange ratio	1	1
Price Per Share	$10	Shared Exchanged based on valuation determined via appraisal

Notes:

i. Basis of stock swap ratio: TRIN and EW will commission an independent appraisal company to conduct an appraisal for the purpose of determining the stock swap ratio. The parties to the Stock Swap Agreement agreed on the above ratio following negotiations after both parties had carefully studied the methods used for and results of the appraisal.

ii. Results, method and basis of third-party institution appraisal: The Appraisal Company will calculate the swap ratio for TRIN and EW stock after making a comprehensive appraisal using market price and discounted cash flow methods.

iii. New shares to be issued for swap and their allocation

: TRIN will issue common stock for the stock swap. Together with common treasury shares held by TRIN, by this strategy, TRIN will allocate common stock to all shareholders registered in EW's Shareholders List (including beneficial shareholders) on the day prior to the effective date of the stock swap. EW shareholders will receive 1 TRIN common stock per one common share of EW stock. EW's common stock held by TRIN will not be part of the allocation.

3. STOCK SWAP SUBSIDIZATION

TRIN will make no subsidization payments in the stock swap. TRIN will agree to provide supplemental or expansion capitalization to EW as needed and approved by the TRIN Board of Directors.

4. LISTING AFTER STOCK SWAP

TRIN will maintain its stock exchange listing after it becomes the full parent company through the stock swap. EW will become a wholly-owned subsidiary through the stock swap.

5. POST-STOCK SWAP STATUS

There are no current plans to make any changes to company names, type of business, head office location or authorized capital after the stock swap.

6. ACCOUNTING PRINCIPLES APPLIED (GAAP STANDARD)

The stock swap is expected to be classified as a transaction between companies under common control. The goodwill amortization is to be calculated over a five-year period for a yet-to-be determined value (excluding that corresponding to cost of stock transfer).

7. IMPACT ON CONSOLIDATED RESULTS

EW will become a consolidated subsidiary of TRIN and so the stock swap is forecast to produce a significant impact on TRIN's consolidated or unconsolidated results after fiscal 2012.

8. ADDITIONAL TERMS AND CONDITIONS OF THE ACQUISITION OFFERING BETWEEN EW AND TRINERGY, INC.

Issuer: Trinergy, Inc. is a multi-faceted, multi-dimensional energy company involved in the upstream, midstream and downstream sectors of the oil industry. Assets and subsidiaries of Trinergy, Inc. include the production and continued development of producing oil and gas properties, providing oilfield services and refinery operations, inclusive of operating oil field services companies, operating, producing oil wells and refineries and a waste-to-energy acquisition, development and financing division, known as PyroTec. Trinergy's renewable energy operating division, PyroTec, utilizes several heat-based energy technologies to bring commercial and consumer clients' energy and energy products from a variety of sources, including renewable sources, such as waste tires, plastics and biomass (using Pyrolysis and Plasma technologies) to produce diesel, gasoline and jet fuel with an energy to grid component; Biofuels production from corn, sugar cane or soy to produce Ethanol and/or Biodiesel, solar energy for home consumption, commercial and industrial power applications with an energy to grid component, Hydrogen and Geothermal technologies with on grid energy applications.

Stock Authorization

For Offering: EW shall provide TRIN with a value at least $5M net worth of assets acceptable by TRIN after repayment of all outstanding debts.

Capital Raise: The capital raised for the benefit of TRIN's subsidiary, EW, shall be up to $5,000,000 USD and shall be undertaken on a best efforts basis to fund use of proceeds of the following (on approved budget):

Permian Basin 2013 CAPEX	Each	Units	Subtotal
General			
3 x F-150 trucks for sales and management	45,000.00	3	135,000.00
Hauling			
4 x Vaccum truck and 130BBl tank trailer	185,000.00	4	740,000.00
Rental Equipment			
20 x 20kw Light Towers	15,000.00	20	300,000.00
5 x 45kw Generators	20,000.00	5	100,000.00
5 x 100kw Generators	45,000.00	5	225,000.00
5 x 150kw Generators	55,000.00	5	275,000.00
6 x Trash Trailers ($3500+tax) (No freight, in Odessa)	3,800.00	6	22,800.00
Roustabout Crews			
1 x Steamer Trailer	20,000.00	1	20,000.00
2 x Backhoe and Trailer	110,000.00	2	220,000.00
Pit Lining Crews			
5 x F-550 work trucks w/ work beds	50,000.00	5	250,000.00
5 x generators, air compressors, and tools for each truck	25,000.00	5	125,000.00
5 x 20ft trailers	5,500.00	5	27,500.00
Poly Pipe Crews			
2 x F-550 work trucks w/ work beds	50,000.00	2	100,000.00
2 x generators, air compressors, and tools for each truck	25,000.00	2	50,000.00
2 x Poly Pipe Pickup Trailers	15,000.00	2	30,000.00
1 x Poly Pipe Lay Down Trailer	6,500.00	1	6,500.00
2 x McElroy Poly Pipe Fusing Machines 4-6"	6,500.00	2	13,000.00
1 x McElroy Poly Pipe Fusing Machines 6-12"	20,000.00	1	20,000.00
Pipeline & Dirt Work			
5 x F-550 work trucks w/ work beds	50,000.00	5	250,000.00
5 x generators, air compressors, and tools for each truck	25,000.00	5	125,000.00
4 x F-150 trucks for operators with fuel tanks	45,000.00	5	225,000.00
Side Boom	275,000.00	1	275,000.00
Trackhoe	275,000.00	1	275,000.00
Dozer	275,000.00	1	275,000.00
Dump Truck - Belly Dump	85,000.00	1	85,000.00
Haul Truck	40,000.00	1	40,000.00
Low Boy Trailer	60,000.00	1	60,000.00
Float Trailer	30,000.00	2	60,000.00
Total CAPEX			**4,419,800.00**

FINANCING AGREEMENT BETWEEN WVG, EW AND TRINERGY.

It is the parties' intention to contract with World Venture Group, Inc ("WVG") for purposes of facilitating a capital raise for the benefit of EW and Trinergy. It is anticipated that EW will provide Trinergy with a minimum of $5,000,000 in asset net worth for reporting on Trinergy's Form 10 or Form S-1 Registration Statement filed with the SEC, and in consideration, the Trinergy Share Recipients will receive 500,000 shares of common stock of Trinergy. WVG will facilitate a capital raise for the benefit of Trinergy and the Trinergy Share Recipients on a "best efforts basis" in the amount of $5,000,000 based on an approved budget, use of proceeds and performance by EW of other obligations.

It is anticipated that during the Due Diligence Period, in order for WVG to structure a definitive capital raising strategy, EW will produce documents and information related to the following issues: (a) EW participating in the capital raise, (b) the company's value and revenue as presented in acceptable financials, (c) EW' commitment to the financial requirements and "Requirements" section of this Appendix A, (d) the exact amount of capitalization required over a particular time frame and a more defined use of proceeds schedule, and (e) finalization of a usable business plan and Performa Projection over a three and five year period.

Subsidiary Financing Agreements. Following the amendment to the articles of incorporation, exchange of stock, seating of the Board of Directors and appointment of officers, Trinergy shall direct corporate and securities counsel to file the required reporting forms with the SEC, and prepare the entity from a legal standpoint to raise capital through a private securities offering under Regulation D or a public securities offering through an S-1 Registration Statement. In doing so, Trinergy's corporate and securities counsel shall disclose the specifics of any and all related-party transactions between its affiliated entities and subsidiaries to the SEC. In order to finance the business purpose of Trinergy, the parties intend on entering into the following financing agreements:

Trinergy / EW Subsidiary Financing Agreement. Trinergy, via the efforts of WVG, will raise capital for the benefit of its subsidiary, EW, pursuant to an agreed upon Use of Funds Schedule under the terms of a Financing Agreement. The parties agree that the amount of capital to be raised by Trinergy for the benefit of EW cannot be specifically determined at this time and that the specific amount and use of the funds will be defined within the definitive financing agreement; however, at this time, EW is entering into this Agreement on the basis of Trinergy taking necessary measures to raise an amount of $5,000,000 United States Dollars.

The parties anticipate that any definitive financing activities will include a provision that if the initial capital raise for the project has not been funded within a set period of time of 180 days, then both parties have the right to terminate the relationship. If, however, as much as 25% of the required financing has been procured, EW, Trinergy and WVG will work in good faith to determine a reasonable extension of time needed to complete financing prior to funds being released to EW. It is also anticipated that in order to safeguard each parties' assets, an escrow relationship may be established with an independent third party.

9.1.2 EW Draw Requests. EW shall submit a draw request to TRIN in a manner and form deemed to be commercially reasonable under the circumstances and sufficient enough for TRIN to determine the nature of and purpose for the funds being allocated to EW. The Parties agree that the operations of EW involves changes within the operations and other potential future financing requirements over and above what is currently contemplated as of the date of execution; notwithstanding, based upon TRIN's current information of the operating and expansion requirements of EW under this Agreement, TRIN contemplates the costs of operations, and thus payments to EW under this Agreement, consistent with the Use of Funds Schedule.

Shares for Merger: EW will be issued shares equivalent to $10 per shares of TRIN based on the agreed upon equity valuation from unaudited or audited financials. If the initial capital raise for the project has not been funded within 180 days, then both have the right to terminate the relationship. If, however, as much as 25% of the required financing has been procured, then EW and TRIN shall determine, on the basis of a trajectory of financing, the extra required time needed to complete financing, prior to funds being released to EW. TRIN will amend the current Super 8-K and file the S-1 registration for Trinergy upon the completed acquisition. Shares and funds will be held in escrow until a minimum funding has been achieved to at least pay off the current debt obligations.

Salaries: Officer Salaries are proposed to be on the basis of industry standard levels for respective positions for public companies. Full compensation, benefit and bonus packages and company approved expenses shall be reviewed by the Board of Directors. All salaries and benefit packages must be approved by the Board of Directors for TRIN and conform to TRIN standards.

Key Personnel: CEO, CFO, COO, Public Relations, Controller, Operations Manager, Admin Assistant, and other personnel as needed.

Profit Participation: Ten percent of net profits shall be disbursed as determined by EW and approved by the Board but standard among all operating divisions. EW has the right to convert outstanding debt into equity. EW will also qualify for standard and approved benefits including warrants, stock options, etc.

Board of Directors: At least one seat on the Board shall be offered to each operating division.

Funding: Funding will be provided through the sale of Convertible Notes and paid out according to the use of funds provided as the Notes are sold.

Requirements: To allow for consistency in securities activities, EW agrees that Trinergy shall engage Paesano Akkashian, P.C. as securities counsel; EW shall bear the required legal fees, investment banking and road show costs of up $25,000 per month. EW shall also commit up to 10% of its gross revenue per month as a management fee to Trinergy or its designee, assignee or subsidiary as its holding company and administrative center, with the understanding that such management fees shall be pari passu with other entities under common control of Trinergy, and the gross amount of 10% shall be equally distributable among the other entities under common control of Trinergy. Should Road Shows deemed to be necessary in the financing process, EW must have a representative available to participate in each Road Show; these Road Shows are expected to be in San Francisco, New York, Chicago, Dallas, Miami, Boston, Seattle, West Palm Beach, Boca Raton and Los Angeles. EW must also provide for purposes of TRIN registering its securities with the United States Securities and Exchange Commission a Business Plan, two years of audited financials to GAAP standard, and Performa projections with explanations of use of funds, including quarterly / annual revenue projections for a five year period.

EW will need to provide audited financials for at least two years prior, inclusive of cash flow projects for 5 years. Please note the requirements below. The following is a list of information from their auditors in conjunction with this agreement, in order to prepare the required 10-Q and S-1 following the stock exchange is represented below. Please note that audits must conform to GAAP or International Accounting standards.

(a) In order for the Board of Directors of TRIN to evaluate and approve the stock exchange, the EW auditor shall produce profit/loss statements and balance sheets. EW shall provide disclosure of any restrictions on the membership units (which should be converted to common stock). In order for this transaction to be consummated, EW shall provide the following:

(i) Audited balance sheets (consolidated if EW has subsidiaries) as of the end of each of the two most recent fiscal years. If EW has been in existence for less than one fiscal year, an audited balance sheet as of a date within 135 days.

(ii) Audited statements of income and cash flows for each of the three fiscal years preceding the date of the most recent audited balance sheet or such shorter period as EW has been in existence.

(iii) Interim reviewed financial statements for the current period if the filing is more than 135 days after the end of your fiscal year.

(iv) Date of financial statements: Each amendment must include updated interim or audited financial statements if the financial statements are more than 135 days old.

(v) Risk Factors

(vi) Use of Proceeds (more specifically, in the event capital is raised through our offering, what amount is to be dedicated to the wholly-owned subsidiary EW, and what amount is to be dedicated to the TRIN)

(vii) Shareholders and Affiliate/Insiders

(viii) Legal Proceedings and Indemnification

(ix) Directors, Executive Officers, Promoters, and Control Persons

(x) Description of Business

(xi) Description of Property and Financial Statements

(xii) Management's Discussion and Analysis of Financial Condition and Results of Operations

(xiii) Certain Relationships and Related Transactions

(xiv) Market for Common Equity and Related Stockholder Matters

(xv) Executive Compensation, Indemnification of Officers and Directors, and other Expenses of Issuance and Distribution

(xvi) Expenses of Issuance and Distributions

(xvii) Recent Sales of unregistered Securities

(b) Once the swap is finalized, TRIN shall prepare a consolidated financial statement in light of TRIN holding stock in EW. TRIN and EW shall work together with the EW CFO to prepare the consolidated financial statement.

(c) Trinergy shall file the TRIN 10-Qs for June 2012 before finalization of the EW stock swap, and then utilize the EW financials set forth above for purposes of filing the September 2012 and December 2012 10-Q, and future quarterly and annual filings, and registration of securities (see below).

(d) Once the consolidated financial statement is finalized, and the June, September and December 10-Qs are filed, TRIN and EW will be ready for the filing of the S-1. TRIN will need to file the S-1 consistent with the Accelerated Filing rules and Rule 3-01 and Rule 3-02 of Regulation S-X. Therefore, the TRIN S-1 must include the following financials (which once again would take into consideration the asset base created by any stock swap):

(i) Audited balance sheets (consolidated if you have subsidiaries) as of the end of each of the two most recent fiscal years. If EW company been in existence for less than one fiscal year, an audited balance sheet as of a date within 135 days of the date of filing the registration statement.

(ii) Audited statements of income and cash flows for each of the three fiscal years preceding the date of the most recent audited balance sheet being filed or such shorter period if EW as a company has been in existence.

(iii) Interim reviewed financial statements for the current period if the filing is more than 135 days after the end of your fiscal year. Date of financial statements: Each amendment must include updated interim or audited financial statements if the financial statements in the prior filing are more than 135 days old.

APPENDIX B

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this "Option Agreement") is made and effective as of January 30, 2013 (the "Effective Date"), between Energy Worx, Inc., a Texas corproation with a mailing address of 2963 Ruger Drive, Royse City, Texas 75189, and its shareholders, officers, affiliates and assigns (collectively referred to herein as "EW"), Trinergy Global, Inc., a Delaware corporation with a resident agent located at 113 Barksdale Professional Center in Newark, Delaware 19711-3258 and doing business at 4000 MacArthur Blvd, 9th Floor, Newport Beach, CA 92660, and its affiliates and assigns ("Trinergy") and the "Trinergy Share Recipients," as these individuals are defined in the First Amended Merger, Acquisition and Financing Agreement via Stock Exchange, collectively referred to as the "Parties."

WHEREAS, the Parties have executed concomitant with this Option Agreement a First Amended Merger, Acquisition and Financing Agreement via Stock Exchange Agreement dated January 30, 2013 (the "M&A Agreement") whereby (a) the Trinergy Share Recipients will convey to Trinergy title to all 500,000 shares of authorized, issued and outstanding common and preferred shares of stock of EW (the "EW Shares"), and in consideration, (b) Trinergy shall convey to the Trinergy Share Recipients title to 500,000 shares of common stock (the "Trinergy Shares"), restricted under the rules promulgated by the Securities Act of 1933 and restricted from transfer and/or conveyance subject to Trinergy's right to exercise its option to acquire the stock pursuant to the terms of this Option Agreement.

WHEREAS, the Parties agree that this Option Agreement merges with and shall be considered fully integrated with the M&A Agreement.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1. Stock Option/Option Date. For the consideration stated herein and the consideration stated in the M&A Agreement, the Trinergy Share Recipients grant Trinergy an exclusive option to purchase the Trinergy Shares beginning December 1, 2013 and ending July 15, 2014 in increments or in whole at $10.00 USD per share in equal amounts from each shareholder of EW (the "Option Right"). In order to exercise the Option Right, Trinergy must fully and completely perform the following conditions precedent to any obligation of the Trinergy Share Recipients to transfer the Trinergy Shares: (a) produce written notice to the addresses corresponding to each of the Trinergy Share Recipients as maintained in the Trinergy stock ledger by certified mail or registered mail with return receipt requested of its intention to exercise the Option Right along with a duly-executed resolution of the Board of Directors of Trinergy, (b) produce within five (5) business days of the notice in (a), above, a certified or registered draft made payable to, and in the name of, each of the Trinergy Share Recipients for an amount equal to $10.00 per share for a maximum of $1,250,000 per shareholder, and (c) an updated corporate register reflecting the conveyance to be filed with the books and records of the corporation. Trinergy acknowledges and agrees that the Trinergy Shares shall maintain the same restrictions under the Securities Act of 1933, if applicable, at the time of its exercise of the Option Right.

2. Stock Transfer Restriction/Right of First Refusal. The Trinergy Share Recipients agree that they may not sell, encumber, assign or transfer any Trinergy Shares of Trinergy during the term of this Agreement, unless consented to in writing from Trinergy and a waiver by Trinergy of its right of first refusal to purchase the Trinergy Shares under this Option Agreement. Trinergy's exercise of the right of first refusal shall take place no more than one (1) week after the Trinergy Share Recipient's submission to Trinergy of the bona fide offer, and the Trinergy Share Recipient grants Trinergy a one (1) month period to fund under the same terms and conditions of the bona fide offer.

3. Duties and Obligations Following Exercise of Option. In the event Trinergy exercises its option or exercises its rights under its right of first refusal, the Trinergy Share Recipients agree to issue the corresponding shares of Trinergy Shares within seven (7) days of receipt of consideration and amend its stockholder registry accordingly.

4. Amendment. This Option Agreement shall not be modified or amended except by means of writing signed by each party.

5. Governing Law. This Option Agreement shall be governed by the laws of the State of Delaware.

6. Legend. An appropriate reference to this Option Agreement shall be included on the Trinergy Shares.

7. Specific Performance. The Parties expressly consent to the enforcement of this Option Agreement by specific performance.

8. Binding Effect. This Option Agreement is binding upon the successors and assigns of the Parties, but is not assignable by the Parties without written consent signed by the Parties.

9. Attorney Review. The parties agree and acknowledge that they have had the opportunity to review this Option Agreement with their respective counsel, and that they have indeed reviewed this Option Agreement with their respective counsel or have executed it without such review.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

Energy Worx, Inc.

By: /s/ Coley Wood
Coley Wood
Authorized Officer

/s/ Jeffery Hughes
Jeffery Hughes
Trinergy Share Recipient

/s/ Coley Wood
Coley Wood
Trinergy Share Recipient

/s/ Nick Woodall
Nick Woodall
Trinergy Share Recipient

/s/ Tony Beilman
Tony Beilman
Trinergy Share Recipient

TRINERGY GLOBAL, INC.

By: /s/DG Brunton
D.G. Brunton
Authorized Director of the Board

By: /s/Amy Roy-Haeger
Amy Roy-Haeger
Authorized Director of the Board

DATE: 01/30/13